                                                                     Exhibit 2.1

EXECUTION VERSION


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG
                         iBEAM BROADCASTING CORPORATION
                          WAC ACQUISITION CORPORATION
                                      AND
                               WEBCASTS.COM, INC.

                                 MARCH 21, 2000

EXECUTION VERSION

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

 1.  Certain Definitions...................................................    2

 2.  The Merger............................................................    7
     2.1  Merger; Effective Time...........................................    7
     2.2  Closing..........................................................    8
     2.3  Effect of the Merger.............................................    8

 3.  Effect of Merger on the Capital Stock of the Constituent
      Corporations; Exchange of Certificates; Additional Payments...........   8
     3.1  Exchange Ratio....................................................   8
     3.2  Company Options...................................................  10
     3.3  Adjustments to Parent Series F Preferred Stock....................  10
     3.4  Fractional Shares.................................................  11
     3.5  Exchange of Certificates..........................................  11
     3.6  Dissenting Shares.................................................  11
     3.7  Contingent Consideration..........................................  13
     3.8  Further Action....................................................  14

 4.  Securities Act Compliance..............................................  16

 5   Representations and Warranties of the Company..........................  17
     5.1   Organization, Qualification, and Corporate Power.................  17
     5.2   Authorization....................................................  17
     5.3   Capitalization...................................................  18
     5.4   Noncontravention.................................................  19
     5.5   Fees.............................................................  19
     5.6   Financial Statements.............................................  20
     5.7   Subsidiaries.....................................................  20
     5.8   Title to Assets..................................................  20
     5.9   Events Subsequent to Most Recent Fiscal Period End...............  21
     5.10  Undisclosed Liabilities..........................................  23
     5.11  Legal Compliance................................................   24
     5.12  Tax Matters.....................................................   24
     5.13  Properties......................................................   26
     5.14  Intellectual Property...........................................   26
     5.15  Tangible Assets.................................................   30
     5.16  Operation of Service............................................   30
     5.17  Contracts.......................................................   30

EXECUTION VERSION

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

     5.18  Notes and Accounts Receivable..................................    33
     5.19  Power of Attorney..............................................    33
     5.20  Insurance......................................................    33
     5.21  Litigation.....................................................    34
     5.22  Restrictions on Business Activities............................    34
     5.23  Product Warranty...............................................    34
     5.24  Employees......................................................    34
     5.25  Employee Matters and Benefits..................................    35
     5.26  Guaranties.....................................................    39
     5.27  Environment, Health, and Safety................................    41
     5.28  Certain Business Relationships With the Company................    41
     5.29  No Adverse Developments........................................    41
     5.30  Private Placement Memirandum...................................    42
     5.31  Dividends......................................................    41
     5.32  Borrowings.....................................................    41
     5.33  Full Disclosure................................................    42

 6.  Representations and Warranties of Parent and Sub.....................    42
     6.1   Organization, Qualification, and Corporate Power...............    42
     6.2   Authorization..................................................    42
     6.3   Capitalization.................................................    43
     6.4   Noncontravention...............................................    44
     6.5   Parent Financial Statements....................................    45
     6.6   Patents, Trademarks, etc.......................................    45
     6.7   Material Contracts and Commitments.............................    45
     6.8   Litigation.....................................................    46
     6.9   Brokers' Fees..................................................    46
     6.10  Intellectual Property..........................................    46
     6.11  Subsidiaries...................................................    49
     6.12  Tax Matters....................................................    50
     6.13  Tangible Assets................................................    51
     6.14  Notes and Accounts Receivable..................................    51
     6.15  Power of Attorney..............................................    51
     6.16  Insurance......................................................    51
     6.17  Restrictions on Business Activities............................    52
     6.18  Product Warranty...............................................    52
     6.19  Employees......................................................    52
     6.20  Employee Matters and Benefits..................................    52

EXECUTION VERSION

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

     6.21  Guaranties.....................................................    57
     6.22  Environment. Health and Safety.................................    57
     6.23  Certain Business Relationships With Parent.....................    58
     6.24  Federal Securities Filings.....................................    58
     6.25  Undisclosed Liabilities........................................    58
     6.26  Full Disclosure................................................    58

 7.  Pre-Closing Covenants................................................    58
     7.1   General........................................................    58
     7.2   Notices and Consents...........................................    59
     7.3   Operation of Business..........................................    59
     7.4   Access to Information..........................................    59
     7.5   Notice of Developments.........................................    60
     7.6   Shareholder Approval...........................................    60
     7.7   No Solicitation................................................    60
     7.8   Confidentiality................................................    61
     7.9   FIRPTA Compliance..............................................    62
     7.10  Confidentiality and Assignment Compliance......................    62
     7.11  Additional Documents and Further Assurances....................    62

 8.  Post-Closing Covenants...............................................    62
     8.1   General........................................................    62
     8.2   Litigation Support.............................................    62
     8.3   Release of Guaranty............................................    62
     8.4   Statutory Indemnification......................................    63
     8.5   Directed Share Program.........................................    63

 9.  Conditions to Obligations to Close...................................    63
     9.1   Conditions to Parent's and Sub's Obligation to Close...........    63
     9.2   Conditions to the Company's Obligations........................    66

10.  Survival of Representations, Warranties and Covenants................    67

11.  Termination..........................................................    67
     11.1  Termination of the Agreement...................................    67
     11.2  Notice of Termination; Effect of Termination...................    69
     11.3  Fees and Expenses..............................................    69

EXECUTION VERSION

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

12.  Miscellaneous........................................................    70
     12.1  Press Releases and Public Disclosure...........................    70
     12.2  No Third-Party Beneficiaries...................................    70
     12.3  Entire Agreement and Modification..............................    70
     12.4  Succession and Assignment......................................    70
     12.5  Counterparts...................................................    70
     12.6  Headings.......................................................    70
     12.7  Notices........................................................    71
     12.8  Governing Law..................................................    72
     12.9  Forum Selection; Consent to Jurisdiction.......................    72
     12.10 Waivers........................................................    72
     12.11 Severability...................................................    73
     12.12 Construction...................................................    73
     12.13 Company Disclosure Schedule....................................    73
     12.14 Attorneys' Fees................................................    73
     12.15 Further Assurances.............................................    74
     12.16 Time of Essence................................................    74

EXECUTION VERSION


                                    EXHIBITS

Exhibit A    Certificate of Merger
Exhibit B    Form of Voting Agreement
Exhibit C    Form of Second Amended and Restated Investors Rights Agreement
Exhibit D    Shareholder Certificate
Exhibit E    Opinion of Company Counsel
Exhibit F    Form of Release
Exhibit G    Opinion of Parent Counsel
Exhibit H    Restated Certificate of Incorporation of Parent authorizing
              Series F Preferred Stock
Exhibit I    Exchange Ratio Calculation
Exhibit J    Promissory Note
Exhibit K    Revenue Plan

Company Disclosure Schedule
Parent Disclosure Schedule

EXECUTION VERSION


                         AGREEMENT AND PLAN OF  MERGER

     This Agreement and Plan of Merger (the "Agreement") is entered into as of March 21, 2000, by and among iBEAM Broadcasting Corporation, a Delaware corporation ("Parent"), WAC Acquisition Corporation, an Oklahoma corporation and wholly owned subsidiary of Parent ("Sub"), and webcasts.com, Inc., an Oklahoma corporation (the "Company"). Parent, the Company and Sub are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     A. Pursuant to the Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") providing for the merger of the Company with and into Sub (the "Merger") pursuant to the Oklahoma General Corporation Act, the shares and warrants of Company Capital Stock (as defined in Section 2.1 hereof) issued and outstanding immediately prior to the Effective Time and all warrants for the purchase of Company Capital Stock will be exchanged for shares of Parent Series F Preferred Stock (as defined in Section 2.1 hereof) and all options to acquire capital stock of the Company will be converted into options to acquire Series F Preferred Stock of Parent.

     B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the Merger.

     C. The respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement.

     D. As a material inducement to Parent and Sub, certain shareholders of the Company are entering into voting agreements in the form of Exhibit B hereto (the "Voting Agreements") in the manner provided in Section 7.6.

     NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the Parties do hereby agree as follows:

EXECUTION VERSION

                                   AGREEMENT

     1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

     "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

     "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Business" means (i) in the case of Parent, the business of providing an Internet broadcast network to deliver streaming media, and (ii) in the case of the Company, the business of providing interactive broadcasting that enables Web site and content owners to provide high quality streaming of live and on-demand audio and video content over the Internet.

     "Business Condition" means the current business, financial condition, results of operations and assets of a corporate entity.

     "Company Aggregate Diluted Number" means the sum of (A) the total number of shares of Company Capital Stock that are issued and outstanding immediately prior to the date of this Agreement and (B) the total number of shares of Company Capital Stock issuable upon conversion or exercise in full of all convertible securities or options (vested and unvested), warrants or other rights to acquire Company Common Stock that are outstanding immediately prior to the date of this Agreement.

EXECUTION VERSION


     "Company Aggregate Share Number" means the sum of the total number of shares of Company Capital Stock that are issued and outstanding immediately prior to the date of this Agreement.

     "Company Disclosure Schedule" means the Company Disclosure Schedule delivered by the Company to the Parent concurrently with the execution and delivery of this Agreement, which specifically references any exceptions to the representations and warranties of the Company set forth in Section 5 hereof, and containing paragraphs numbered to correspond to the subsections of Section 5 to which the respective exceptions apply.

     "Company Intellectual Property" means any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by or exclusively licensed to the Company.

     "Company Shareholders" means the shareholders of record of the Company immediately prior to the Effective Time.

     "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

     (a) the merger of the Company with and into Sub, the issuance by Parent of the Parent Series F Preferred Stock, and Parent's acquisition and ownership of the Company and exercise of control over the Company;

     (b) the execution, delivery, and performance of the Employment Agreements and the Voting Agreements;

     (c) the performance by Parent, the Company and Sub of their respective covenants and obligations under this Agreement.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement; (b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Sec. 3(1).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

EXECUTION VERSION


     "Exchange Ratio" means the quotient obtained by dividing (x) the Merger Consideration as of the date of the computation by (y) the Company Aggregate Diluted Number as of the date of the computation.

     "Governmental Body" means any:

     (a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b) federal, provincial, state, local, municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

     (d)  multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Gross Negligence" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

     "Intellectual Property Rights" any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations, moral rights, rights of authorship and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

     "Knowledge" --an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

     (a)  such individual is actually aware of such fact or other matter; or

EXECUTION VERSION


     (b) a prudent individual in such individual's position could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     (c) Parent will be deemed to have "Knowledge" of a particular fact or other matter if an officer or director of Parent has Knowledge of such fact or other matter. The Company will be deemed to have "Knowledge" of a particular fact or other matter if an officer or director of the Company has Knowledge of such fact or other matter.

     "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle, of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     "Material Adverse Effect" shall mean as to either of Parent or the Company, a material adverse effect on the current business, financial condition, results of operations and assets of such Person taken as a whole (other than as a result of (i) general economic or industry conditions or conditions in such Person's Business, or (ii) performance by such Person of its obligations under, or the taking of any actions contemplated or permitted by, this Agreement, (iii) changes in law or generally accepted accounting principles, or (iv) the announcement or pendency of any of the Contemplated Transactions).

     "Merger Consideration" means shares of Parent Series F Preferred Stock as of the date of computation equal to (the Parent Aggregate Diluted Number/.92) --Parent Aggregate Diluted Number.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

     "Ordinary Course of Business": an action taken by either of Parent or the Company will be deemed to have been taken in the "Ordinary Course of Business" only if:

     (a) such action is consistent with the past practices of such Party and is taken in the ordinary course of the day-to-day operations of such Party; and

     (b) such action is not required to be authorized by the board of directors of such Party or any committee or delegee thereof.

EXECUTION VERSION


     "Parent Aggregate Diluted Number" means the sum of (A) the total number of shares of capital stock of the Parent that are issued and outstanding
as of the date of computation   and (B) the total number of shares of capital
stock of the Parent issuable upon conversion or exercise in full of all convertible securities or options (vested and unvested), warrants or other rights to acquire common stock of the Parent that are outstanding as of the date of computation.

     "Parent Disclosure Schedule" means the Parent Disclosure Schedule delivered by the Parent to the Company concurrently with the execution and delivery of this Agreement, which specifically references any exceptions to the representations and warranties of Parent set forth in Section 6 hereof, and containing paragraphs numbered to correspond to the subsections of Section 6 to which the respective exceptions apply.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Qualifying Parent IPO" means a registered underwritten initial public offering of the Parent with gross proceeds from the public of at least $50 million.

     "Registered Intellectual Property Rights" means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks;
(iii) Copyright registrations and applications to register Copyrights; (iv) mask work registrations and applications to register mask works; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public authority at any time.

     "Representatives" means, with respect to a Person, that Person's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, shareholders and other representatives.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (e) municipal and zoning ordinances, and
(f) easements of public utilities.

     "SEC" means the United States Securities and Exchange Commission.

EXECUTION VERSION


     "Technology" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

     2.  The Merger.

         2.1 Merger; Effective Time. Subject to the terms and conditions of this Agreement and the applicable provisions of the Oklahoma General Corporation Act ("Oklahoma Corporation Law"), the Company will be merged with and into Sub (the "Merger"), the separate existence of the Company shall cease and Sub shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. In accordance with the provisions of this Agreement, the Certificate of Merger shall be filed with the Oklahoma Secretary of State in accordance with Oklahoma Corporation Law and: (a) each issued and outstanding share of common stock of the Company, each outstanding warrant for issuance of common stock of the Company (it being acknowledged and agreed by the Parties that (i) warrants for stock of the Company may be exercised at any time between the date of this Agreement and the Effective Time, notwithstanding any provision applicable to any such warrant that would otherwise prohibit exercise of the warrant during that time period, and (ii) any warrant for stock of the Company that is not exercised as of the Effective Time shall receive an amount of Merger Consideration which reflects a discount for any unpaid exercise price applicable to such warrant), and each issued and outstanding share of preferred stock of the Company convertible into common stock of the Company (collectively "Company Capital Stock"), shall be converted into shares of Series F Preferred Stock, $0.0001 par value, of Parent ("Parent Series F Preferred Stock") in the manner contemplated by Section 3; and (b) each share of the Company's Series A, Series B and Series C Preferred Stock ("Company Redeemable Preferred Stock") shall be converted into the promissory notes (the "Preferred Notes") in the aggregate principal amount (the "PN Amount") of Three Million Dollars ($3,000,000.00) in the form of Exhibit J. The Merger shall become effective at the time of the acceptance of the Certificate of Merger by the Oklahoma Secretary of State (the date of such acceptance being hereinafter referred to as the "Effective Date" and the time of such acceptance being hereinafter referred to as the "Effective Time"). The Parent Series F Preferred Stock shall have the rights and preferences set forth in Exhibit H.

EXECUTION VERSION


         2.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 (i) on April 1, 2000 at 10:00 a.m. California time or on a date and at a time as mutually agreed to by Parent and the Company as soon as practicable (and in any event within two business days) after the date on which the last condition set forth in Section 9 hereof shall have been satisfied or waived, or (ii) at such other time as Parent and the Company may mutually agree (the date on which the Closing occurs being referred to as the "Closing Date").

         2.3 Effect of the Merger. At the Effective Time, (i) the separate existence of the Company shall cease and the Company shall be merged with and into Sub (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and Sub after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that (A)
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is webcasts.com, Inc.," and (B) Article II of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "Registered Office: The name and street address of the registered agent of this corporation in the State of Oklahoma and the street address of the registered office of this corporation in the State of Oklahoma, which is the same as the street address of its registered agent, are: Scott Klososky, webcasts.com, Inc., 4100 Perimeter Center Drive, Oklahoma City, Oklahoma 73112," (iii) the Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation,
(iv) the directors of Sub shall be the directors of the Surviving Corporation until their successors shall have been duly elected and qualified, (v) the officers of Sub shall be the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified, and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

     3. Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Additional Payments.

         3.1  Exchange Ratio.

              (a) Initial Exchange. As of the Effective Time: (i) each share of Company Capital Stock (other than the Company's Series D Preferred Shares, options or warrants convertible into the Company's Series D Preferred Shares, and Company Options (as defined in Section 3.2, below) that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company Shareholders, be converted into a number of shares of Parent Series F Preferred Stock equal to the Exchange Ratio as of the Effective Time; (ii) each share of the Company's Series D Preferred Shares and any warrant convertible into the Company's Series D Preferred Shares that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company

EXECUTION VERSION


Shareholders, be converted into a number of shares of Parent Series F Preferred Stock equal to the Exchange Ratio as of the Effective Time multiplied by ten
(10) and reduced to reflect the applicable option or warrant exercise price; and
(iii) in lieu of any right of redemption, each share of Company Redeemable Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company Shareholders, be converted into a Preferred Note equal to a proportionate share of the PN Amount based on the liquidation preference for such shares of Company Redeemable Preferred Stock held by each holder. Notwithstanding the foregoing, each warrant for Company stock which as of the Effective Date has not been exercised, whether such warrant is for Company common stock or any series of Company preferred stock, shall receive an amount of Merger Consideration which reflects a discount for any unpaid exercise price applicable to such warrant. The Parties agree that as of the date of this Agreement the Exchange Ratio and the calculation thereof is as set forth in
Exhibit I. Before applying the Exchange Ratio for the Effective Time pursuant to any provision of this Section 3, each component thereof which is defined in this Agreement will, subject to the provisions of Section 3.3, be recalculated as of such time to reflect changes in the amount of issued and outstanding capital stock, options and warrants for capital stock of Parent and such Exchange Ratio will be used to compute the initial Merger Shares to be issued to the holders of the Company Capital Stock as of the Effective Time.

              (b) Final Exchange. Within five (5) days after the IPO, the parties will recalculate the Exchange Ratio as of the time immediately prior to the IPO (the "Final Exchange Ratio"). The Parent will deliver by virtue of the Merger and without any action by the Company Shareholders the number of additional shares of the Parent's common stock necessary to cause each Company Shareholder holding Company Capital Stock to receive shares of Common Stock (including Common Stock received on the conversion of the Parent Series F Preferred Stock) that such Company Shareholder would have received if the Final Exchange Ratio had been used to compute the shares received under clauses (i) and (ii) of Section 3(a).

              (c) Calculations. Notwithstanding the provisions of Sections 3.1(a) and Section 3.1(b), in calculating the Exchange Ratio, options issued to the employees of the Company or the Parent between the date of this Agreement and the Effective Time will only be taken into account to the extent that such options granted by the Parent exceed One Million Two Hundred Thousand (1,200,000) shares with respect to options granted to a newly hired Chief Operational Officer of Parent and Five Hundred Thousand (500,000) shares with respect to other grants, and that such options granted by the Company exceed Twenty Five Thousand (25,000) shares. Company hereby represents and warrants to Parent and Sub that as of the Effective Time there shall be no capital stock of Company, or any security convertible into capital stock of the Company, which carries any right of redemption by the holder thereof with the exception of Company's Redeemable Preferred Stock

EXECUTION VERSION


         3.2 Company Options. In addition to the provisions of Section 3.1, at the Effective Time, each of the then outstanding option to purchase Company Capital Stock, whether vested or unvested, (collectively, the "Company Options") (including all outstanding options granted under the Company's 1999 Plan (the "Company Plan"), and any individual non-plan options not converted pursuant to
Section 3.1) and the Company Plan will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into options to purchase that whole number of shares of Parent Series F Preferred Stock determined by multiplying the number of shares of Company Capital Stock subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Series F Preferred Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Parent Series F Preferred Stock, then the number of shares of Parent Series F Preferred Stock subject to such option will be rounded to the nearest whole number of shares. Except as expressly stated otherwise in this Agreement, the Parties agree that the term, exercisability, vesting schedule, vesting commencement date, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Company Options will otherwise be unchanged as a result of the transactions contemplated by this Agreement. Without limiting the foregoing, Company further hereby represents and warrants to Parent that no Company Options shall vest, nor shall the vesting schedule of any Company Options accelerate, as a result of the transactions contemplated by this Agreement, except as follows (the "Accelerated Stock Rights"): (a) 75,000 Company Options held by Arthur Klebanoff; (b) 75,000 Company Options held by Caroline Vanderlip; (c) 20,000 Company Options held by Allison Dollar; (d) 75,000 Company Options held by Michael Grandfield; (e) 250,000 Company Options held by Robert Rankin; and (f) 250,000 Company Options held by Vaughn Rachal (unless modified by amendment to Mr. Rachal's employment agreement). Company hereby represents and warrants to Parent that none of the aforementioned persons, other than Robert Rankin or Vaughn Rachal, is now or will be as of the Effective Time an employee of Company. Parent agrees that for all Company Options which, pursuant to the Merger are converted into options to acquire Parent Series F Preferred Stock, the Common Stock into which the resulting shares of Parent Series F Preferred Stock are convertible will be included by Parent in any S-8 filing made by Parent with the SEC and as a result all of such Common Stock will freely salable without restriction or further registration. Within five (5) days after the IPO, Parent shall recalculate the conversion of the Company Options by applying the Final Exchange Ratio, such that each Company Option holder is in the same position such holder would have been in had the Final Exchange Ratio been applied at Effective Time (including without limitation an adjustment of the Exercise Price using the Final Exchange Ratio).

EXECUTION VERSION


         3.3 Adjustments to Parent Series F Preferred Stock. Subject to the provisions of Section 3.1, the number of shares of Parent Series F Preferred Stock issuable hereunder shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Series F Preferred Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Series F Preferred Stock or Company Capital Stock (exclusive of options) occurring after the date hereof.

         3.4 Fractional Shares. No fractional shares of Parent Series F Preferred Stock shall be issued in the Merger. In lieu thereof, any fractional share shall be rounded up to the nearest whole share of Parent Series F Preferred Stock.

         3.5  Exchange of Certificates.

              (a) Parent to Provide Parent Series F Preferred Stock. The Secretary of Parent shall act as the exchange agent (the "Exchange Agent") in the Merger. Promptly after the Effective Date, Parent shall make available for exchange in accordance with this Section 3, through such reasonable procedures as Parent may adopt, the shares of Parent Series F Preferred Stock issuable pursuant to Section 3.1 hereof in exchange for outstanding shares of Company Capital Stock.

              (b)  Exchange Procedures. Within ten (10) days after the
Effective Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "Certificates") whose shares are being converted into the Merger Consideration pursuant to
Section 3.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify) (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and a Shareholder Certificate in the form of Exhibit D, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of Merger Shares to which the holder of Company Capital Stock is entitled pursuant to Section 3.1 hereof. The Certificates so surrendered shall forthwith be canceled. Except as expressly provided in the Preferred Notes, no interest will accrue or be paid to the holder of any outstanding Company Capital Stock, other than as provided in the Preferred Notes. From and after the Effective Date, until surrendered as contemplated by this Section 3.5, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Parent Series F Preferred Stock into which the shares of Company Capital Stock represented by such Certificate have been converted.

EXECUTION VERSION


              (c) No Further Ownership Rights in Capital Stock of the Company. Subject to Section 3.8 and Exhibit J, the Merger Shares and the Preferred Notes delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Capital Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.5, provided that the presenting holder is listed on the Company's shareholder list set forth in
Section 5.3(a) of the Company Disclosure Schedule as a holder of Company Capital Stock.

              (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Series F Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Series F Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Series F Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Series F Preferred Stock.

              (e) Transfers of Ownership. If any certificate for shares of Parent Series F Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Series F Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

              (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Series F Preferred Stock as may be required pursuant to Sections 3.1 and
3.2 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent

EXECUTION VERSION


or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed. The foregoing bond requirements shall not apply to:
W World Investments, Ltd., Wincrest Ventures L.P., Thistle Hill Partners, Ltd., Chisholm Private Capital Partners, L.P.III, Chisholm Private Capital Partners, L.P., Berthel SBIC, L.L.C., W World Investments, Ltd East Rivers Ventures, L.P.

              (g) No Liability. Notwithstanding anything to the contrary in this Section 3.5, none of the Exchange Agent, the Surviving Corporation or any Party hereto shall be liable to a holder of shares of Parent Series F Preferred Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.6  Dissenting Shares.

              (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Oklahoma Corporate Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Series F Preferred Stock pursuant to Section 2.1, but the holder thereof shall only be entitled to such rights as are granted by Oklahoma Corporate Law.

              (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Oklahoma Corporate Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Series F Preferred Stock as provided in Section 2.1, without interest thereon, upon surrender of the certificate representing such shares.

              (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Oklahoma Corporate Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Oklahoma Corporate Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

EXECUTION VERSION


         3.7  Contingent Consideration.

              (a) For purposes of this Agreement: (i) "Budgeted Revenue" shall mean the budgeted revenue of the Company as projected in the "webcasts.com revenue plan" dated as of January 10, 2000 attached hereto as Exhibit K (the "Revenue Plan") earned between April 1, 2000 and April 1, 2001 (the "Earn Out Date"), calculated in accordance with GAAP; and (ii) "Notice Representative" shall mean that person designated in writing by the Company Shareholders as their representative with respect to this Section 3.8. The Company hereby designates John Frick as the Notice Representative until such time as the Company Shareholders designate another person as the Notice Representative.

              (b) If by the Earn Out Date, the Company achieves revenue, calculated in accordance with GAAP, of at least seventy percent (70%) but less than ninety five percent (95%) of Budgeted Revenue, then within twenty (20) days after the Earn Out Date Parent shall issue, as additional Merger Consideration, an aggregate number of shares of Parent Series F Preferred Stock equal to one half of one percent (0.5%) of Parent's issued and outstanding capital stock on a fully diluted basis as of the closing of Parent's IPO, including any investment underwriter over-allotment shares sold in the IPO ("Over-allotment Shares"). Parent shall deliver such additional Merger Consideration to the Notice Representative for delivery to the parties entitled to receive same. Such delivery shall be accompanied by a reasonably detailed supporting calculation regarding Company's achievement of such revenue target. If Parent determines that Company has not achieved such revenue target, then within twenty (20) days after the Earn Out Date Parent shall deliver to the Notice Representative a reasonably detailed calculation establishing why Company has not achieved such revenue target.

              (c) If by the Earn Out Date, the Company achieves revenue, calculated in accordance with GAAP, of at least ninety five percent (95%) of Budgeted Revenue, then within twenty (20) days after the Earn Out Date, Parent shall issue, as additional Merger Consideration, an aggregate number of shares of Parent Series F Preferred Stock equal to one percent (1.0%) of Parent's issued and outstanding capital stock on a fully diluted basis as of the closing of Parent's IPO, including any Over-allotment Shares. Such issuance of additional Merger Consideration shall be in lieu of and not in addition to the additional Merger Consideration contemplated by Section 3.7(b). Parent shall deliver such additional Merger Consideration to the Notice Representative for delivery to the parties entitled to receive same. Such delivery shall be accompanied by a reasonably detailed supporting calculation regarding Company's achievement of such revenue target. If Parent determines that Company has not achieved such revenue target, then within twenty (20) days after the Earn Out Date Parent shall deliver to the Notice Representative a reasonably detailed calculation establishing why Company has not achieved such revenue target.

EXECUTION VERSION


              (d) The Notice Representative and/or any person claiming a right to receive additional Merger Consideration pursuant to Section 3.7(b) or Section 3.7(c) shall have the right to audit, at such person's own expense and at a time and place acceptable to Parent in its reasonable discretion, Parent's financial information pertaining to the determinations made by Parent pursuant to Section 3.7(b) or Section 3.7(c), provided that such person executes a confidentiality agreement acceptable to Parent in its reasonable discretion. If Parent determines that no additional Merger Consideration is owed pursuant to Section 3.7(b) or Section 3.7(c), any Person who would be entitled to receive additional Merger Consideration pursuant to such sections had the applicable revenue target been achieved may object to the Parent's determination by delivering a written notice of such objection to Parent setting forth in reasonable detail the basis for such objection within forty five (45) days after the Earn Out Date. If such objection is not resolved within sixty (60) days after the Earn Out Date, then such objection shall be submitted to arbitration pursuant to the applicable rules of the American Arbitration Association, such arbitration shall be conducted in Sunnyvale, California. The results of such arbitration shall be binding on the parties. If no timely objections are made, then the Parent's determination of the Company's revenue for purposes of Section 3.7(b) and
Section 3.7(c) shall be deemed conclusive.

              (e) If a Qualifying Parent IPO has not closed by May 31, 2000, then within ten (10) business days after such date Parent shall issue, in lieu of and not in addition to the issuances described in Section 3.7(b) and Section 3.7(c), as additional Merger Consideration an aggregate number of shares of Parent Series F Preferred Stock equal to one percent (1.0%) of the Parent's issued and outstanding capital stock as of May 31, 2000. Parent shall deliver such additional Merger Consideration to the Notice Representative for delivery to the parties entitled to receive same.

              (f) The obligation of Parent to issue shares as additional Merger Consideration pursuant to this Section 3.7 shall not be subject to set-off for claims Parent has or may have against the Persons entitled to receive such shares.

              (g) In addition to the rights and obligations applicable to Parent Series F Shares, Parent shall use its Best Efforts to register under applicable Federal securities laws all shares issued pursuant to this Section 3.7.

              (h) Parent and the Surviving Corporation shall make such expenditures as are consistent with the Revenue Plan.

              (i) To the extent that Parent Series F Preferred Stock has converted to Parent common stock as of the date that any additional Merger Consideration is issued pursuant to Section 3.7(b) or Section 3.7(c), such additional Merger Consideration shall be issued in the form of Parent common stock.

EXECUTION VERSION


              (j) Any additional Merger Consideration to be delivered pursuant to Section 3.7(b), Section 3.7(c), or Section 3.7(e) shall be allocated among the Persons entitled to receive same in accordance with their respective holdings of Company Capital Stock and Company Options as of the Effective Time. Parent agrees to adjust the exercise price of any Company Options downward to reflect any increase in the Merger Consideration pursuant to this Section 3.

         3.8 Further Action. Parent, Sub and the Company shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

         4. Securities Act Compliance. Parent intends that the shares of Parent Series F Preferred Stock issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act. The certificates for the shares of Parent Series F Preferred Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. It is acknowledged and understood that Parent is relying upon certain written representations made by the Company Shareholders in the Shareholder Certificates in substantially the form attached hereto as Exhibit D. In the event that Parent and its representatives and advisers reasonably determine that Rule 506 of Regulation D is unavailable to Parent to exempt the issuance of the Parent Series F Preferred Stock in connection with the Merger from registration under the Securities Act, Parent, in its sole discretion, may seek to exempt the Series F Preferred Stock issued in connection with the Merger from the requirements of the Securities Act pursuant to Section 3(a)(10) of the Securities Act through a fairness hearing conducted in the State of California (a "3(a)(10) Proceeding"). In the event that Parent succeeds in exempting the Series F Preferred Stock through a 3(a)(10) proceeding, and as a result thereof the Parent Series F Preferred Stock and any Common Stock to be received on conversion of the Parent Series F Preferred Stock are and will not be subject to restriction on resale or further registration requirements under Federal securities laws, the rights of Company Shareholders under the Second Amended and Restated Investors Rights Agreement shall terminate and be of no further force and effect; provided however that Company Shareholders, who (i) at the Closing are Affiliates of the Company, or (ii) become Affiliates of Parent after the Closing and continue to be Affiliates of Parent, shall continue to have the rights and obligations set forth in the Second Amended and Restated Investors Rights Agreement under the terms of such Agreement.

EXECUTION VERSION


         5. Representations and Warranties of the Company. The Company represents and warrants to Parent that, except as disclosed in the Company Disclosure Schedule, the statements contained in this Section 5 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

          5.1 Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma. The Company is not and will not be subject to any Material Adverse Effect or disability by reason of any failure to obtain any qualification to do business in any other jurisdiction. There is no state other than Oklahoma in which the Company owns any property or in which it has any employees, offices or operations. The Company has full corporate power and authority, and has all necessary material licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to have such power, license or permits would not have individually or in the aggregate a Material Adverse Effect.
Section 5.1(b) of the Company Disclosure Schedule lists the directors and officers of the Company as of the date of this Agreement. The operations now being conducted by the Company have not been conducted under any other name since its inception. The copies of the Company's Certificate of Incorporation, Bylaws, minute books, stock transfer ledger, stock option ledger and warrant ledger which have been delivered to Parent are accurate, correct and complete as of the date hereof.

          5.2 Authorization. The Company has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "Ancillary Agreements") to which it is a party, and, subject to receipt of the requisite approval of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party. This Agreement and the Ancillary Agreements to which the Company is a party and the Contemplated Transactions have been approved by the unanimous vote of the Company's Board of Directors. This Agreement and the Ancillary Agreements to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions. Other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

EXECUTION VERSION


         5.3  Capitalization.

              (a) Capital Stock. The authorized capital stock of the Company consists of (i) Fifty Million (50,000,000) shares of Common Stock of which, as of the date hereof: (a) Ten Million One Hundred Thirty-One Thousand Five Hundred and Fourteen (10,131,514) shares are issued and outstanding; (b) Two Million Thirty-One Thousand Four Hundred and Forty-Six (2,031,446) shares are issued and outstanding subject to certain rights of repurchase in favor of the Company; (c) Two Million Thirty-Three Thousand Three Hundred and Ninety (2,033,390) shares are reserved for issuance pursuant to the Company stock option plans; (d) Six Million Three Hundred and Two Thousand Three Hundred and Fifty-Nine (6,302,359) shares are reserved for issuance as Series A Warrant Shares; (e) Eight Hundred Twelve Thousand Five Hundred and Seventy- Eight (812,578) shares are reserved for issuance as Series B Warrant Shares; (f) Six Hundred Eighty-Eight Thousand Seven Hundred and Ten (688,710) shares are reserved for issuance as Series C Warrant Shares; (g) One Hundred and Twenty Thousand (120,000) shares are reserved for issuance as Bridge Loan Warrant Shares; and (h) Three Million Four Hundred Nine Thousand Nine Hundred and Thirty (3,409,930) shares are reserved for issuance upon conversion of the Series D Stock; and (ii) Two Million (2,000,000) shares of Preferred Stock, par value $.0001 per share, of which, as of the date hereof, Thirty Thousand (30,000) shares are designated as Series A Senior Preferred Stock ("Series A Stock"), Three Thousand Nine Hundred (3,900) shares are designated as Series B Senior Preferred Stock ("Series B Stock"), Five Thousand Two Hundred (5,200) shares are designated as Series C Senior Preferred Stock ("Series C Stock") and Three Hundred Sixty-one Thousand (361,000) shares are designated as Series D Senior Convertible Preferred Stock. As of the date hereof, there are Three Hundred Seventy-One Thousand and Ninety-Three (371,093) shares of Preferred Stock issued and outstanding, divided as follows: (a) Twenty- Three Thousand and Ninety-Three (23,093) shares of Series A Stock; (b) Three Thousand (3,000) shares of Series B Stock; (c) Four Thousand (4,000) shares of Series C Stock; and (d) Three Hundred Forty Thousand Nine Hundred and Ninety-Three (340,993) shares of Series D Stock. An additional Twenty Thousand (20,000) shares of Series D Stock are reserved for issuance pursuant to Stock Option Agreements.

              (b) No Other Rights or Agreements. Section 5.3(b) of the Company Disclosure Schedule lists (i) all of the options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other agreements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other securities of the Company, including, without limitation, any agreement or commitment obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security, right of first refusal, right to receive notification of the transactions contemplated hereby or other similar agreement or commitment with respect to the Company, or obligating the Company to make any

EXECUTION VERSION


payments pursuant to any stock based or stock related plan or award, in each case other than any rights in favor of Parent or Sub (the "Stock Rights"), (ii) the holders of such Stock Rights, or (iii) and the number and class of shares of Company Capital Stock subject to such Stock Rights. As of the date of this Agreement, there are no outstanding or authorized Stock Rights other than as described above. Except for the Accelerated Stock Rights, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. No terms relating to the vesting or exercisability of any Stock Rights or restricted shares of Company Capital Stock will be affected or accelerated by the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as contemplated by this Agreement, there are no voting trusts, proxies, or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. As of the Closing Date, there will be (i) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company and (ii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. As a result of the Merger, Parent will be the sole beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

              (c) Valid Issuance. All outstanding shares of Company Capital Stock and all outstanding Stock Rights, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements in effect as of the time of grant and issuance and (ii) all requirements set forth in applicable Company Agreements in effect as of the time of grant and issuance.

         5.4 Noncontravention. Neither the execution and the delivery of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will (A) violate any Legal Requirement to which the Company is subject or any provision of the Company's Certificate of Incorporation or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

         5.5 Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

EXECUTION VERSION


         5.6 Financial Statements. Section 5.6 of the Company Disclosure Schedule contains the following financial statements of the Company (collectively the "Financial Statements"): (i) audited balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 1999 (the "Most Recent Fiscal Period End") and December 31, 1998; and (ii) an unaudited balance sheet and statements of income and cash flows as of and for the one month ended January 31, 2000 (the "Most Recent Financial Statements") for the Company. The Financial Statements, (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods except that such financial statements do not contain footnotes which may be required under GAAP; provided, however, that the Most Recent Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments which will not be material individually or in the aggregate. The books of account of the Company reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of the Company required to be reflected therein, except for entries which are not material in value or amount.

         5.7 Subsidiaries. The Company does not have, and never has had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The Company has not agreed and is not obligated to make, nor bound by any Company Agreement (as defined below) under which it may become obligated to make, any future investment in or capital contribution to any other entity. The Company has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

         5.8 Title to Assets. The Company has good and indefeasible title to, or a valid leasehold interest in, or other valid right to use, the properties and assets (excluding all Company Intellectual Property, title to which is addressed in Section 5.14) used by it, located on its premises, shown on the balance sheet contained within the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of all Security Interests whether absolute, contingent or otherwise, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of the Company (or any interest therein) except for this Agreement.

EXECUTION VERSION


         5.9 Events Subsequent to Most Recent Fiscal Period End. Between the Most Recent Fiscal Period End and the date of this Agreement, there has not been any change in the Business Condition of the Company that has had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, between the Most Recent Fiscal Period End and the date of this
Agreement:

              (a) the Company has not sold, leased, transferred, or assigned any material assets or properties, tangible or intangible, outside the Ordinary Course of Business;

              (b) the Company has not entered into, assumed or become bound under or obligated by any written or oral agreement, contract, lease, binding understanding, instrument, note, option, warranty purchase order, license, policy or commitment (collectively a "Company Agreement") or extended or modified the terms of any Company Agreement which (i) involves the payment of greater than $10,000 per annum or which extends for more than one (1) year,
(ii) involves any payment or obligation to any Affiliate of the Company other than in the Ordinary Course of Business, (iii) involves the sale of any material assets, or (iv) involves any license of any Company Intellectual Property;

              (c) no Party (including the Company) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which the Company is a party or by which it is bound, other than in the Ordinary Course of Business and the Company has not modified, canceled or waived or settled any debts or claims held by it, other than in the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

              (d) none of the assets of the Company, tangible or intangible, has become subject to any Security Interest;

              (e) the Company has not made any capital expenditures other than in the Ordinary Course of Business and not exceeding $50,000 in the aggregate of all such capital expenditures;

              (f) the Company has not made any capital investment in, or any loan to, any other Person, except for Loans made in the Ordinary Course of Business not in excess of $50,000 in the aggregate;

              (g) the Company has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness for borrowed money, except for indebtedness created, incurred, assumed prepaid or guaranteed in the Ordinary Course of Business not in excess of $50,000 in the aggregate;

EXECUTION VERSION


              (h) the Company has not granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

              (i) there has been no change made or authorized in the Articles of Incorporation or bylaws of the Company;

              (j) except as reflected in Section 5.3(a) or Section 5.3(b) of the Company Disclosure Schedule, there has not been (i) any change in the Company's authorized or issued capital stock, (ii) any grant of any stock option or other right to purchase shares of capital stock of the Company, (iii) the issuance of any security convertible into such capital stock, (iv) the grant of any registration rights, (v) any purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock or
(vi) any declaration or payment of any dividend or other distribution or payment by the Company in respect of shares of capital stock;

              (k) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

              (l) the Company has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services;

              (m) the Company has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

              (n) the Company has not entered into any employment contract with respect to any employee who is not terminable at will by the Company or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

              (o) the Company has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

              (p) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit
Plan);

EXECUTION VERSION


              (q) the Company has not made any other change in employment terms for any of its directors or officers, and the Company has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

              (r) the Company has not suffered any adverse change or any threat of any material adverse change in its relations with, or any material loss or threat of material loss of, any of its major customers, distributors or partners;

              (s) the Company has not suffered any material adverse change or any threat of any material adverse change in its relations with, or any material loss or threat of loss of, any of its major suppliers;

              (t) the Company has not received notice and does not have Knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

              (u) the Company has not changed in any material respect any of the accounting principles followed by it or the method of applying such principles;

              (v) the Company has not made a change in any of its banking or safe deposit arrangements;

              (w) the Company has not entered into any transaction other than in the Ordinary Course of Business; and

              (x) the Company has not become obligated to do any of the foregoing.

         5.10 Undisclosed Liabilities. To its Knowledge, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for those which individually or in the aggregate (i) are reflected on the Most Recent Balance Sheet or (ii) have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business and which are not material individually or in the aggregate.

EXECUTION VERSION


         5.11 Legal Compliance. To its Knowledge, the Company is in compliance with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to be in compliance has not had a Material Adverse Effect on the Company. No action, suit, or proceeding is pending, or to the Company's Knowledge, threatened against the Company by any Governmental Body alleging any failure to so comply. To its Knowledge, the Company has all material licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of the Company as they are presently conducted.

         5.12  Tax Matters.

               (a) For purposes of this Agreement, (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and similar governmental charges, duties, and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) The Company has filed all reports and returns with respect to any Taxes ("Company Tax Returns") that it was required to file. All such Company Tax Returns were prepared in accordance with all applicable statutes, rules and regulations. To the Company's Knowledge, no such Company Tax Returns are currently the subject of audit or examination nor has the Company been notified of any request for an audit or examination. All Taxes owed by the Company (whether or not shown on any Company Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements. The Company has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable as of the dates of such Financial Statements. The Company is not currently the beneficiary of any extension of time within which to file any Company Tax Return, and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

EXECUTION VERSION


              (c) There is no dispute, claim or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. The Company is not a party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does the Company have any reason to believe that any such notice will be received in the future. The Internal Revenue Service has never audited any federal income tax return of the Company. The Company has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by the Company or any of its Affiliates with respect to any matter relating to Taxes of the Company. There are no tax liens of any kind upon any property or assets of the Company, except for inchoate liens for taxes not yet due and payable.

              (d) The Company has not filed a consent under Sec. 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a party to any tax allocation or sharing agreement. The Company (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "Affiliated Group") filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the taxes of any Person (other than any of the Company) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not requested or received a ruling from any taxing authority or signed a closing agreement with any taxing authority. To the Company's Knowledge, no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by such jurisdiction.

              (e) The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing the Company Tax Returns.

EXECUTION VERSION


         5.13  Properties.

               (a) The Company does not currently own and has never previously owned any real property. Section 5.13 of the Company Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company as of the date of this Agreement. The Company has delivered to Parent correct and complete copies of the leases and subleases (as amended to the date of this Agreement) listed in Section 5.13 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 5.13 of the Company Disclosure Schedule:

                    (i) the lease or sublease is legal, valid, binding, and in full force and effect and enforceable by the Company and, to the Company's Knowledge, the other parties thereto;

                    (ii) neither the Company nor, to the Company's Knowledge, any other party hereto is in breach or default, and, to the Company's Knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (iii) neither the Company nor, to the Company's Knowledge, any other party thereto has repudiated any provision thereof;

                    there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease; the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest
in the leasehold or subleasehold; and   (vi)  there is no provision in any
lease or sublease which would result in a breach, termination, default or acceleration thereof solely as a result of the consummation of the transactions contemplated by this Agreement

         5.14  Intellectual Property.

               (a) Section 5.14(a) of the Company Disclosure Schedule lists, to the Company's Knowledge, all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions known to the Company before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

EXECUTION VERSION


              (b) To the Company's Knowledge, the Company has paid all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights. To the Company's Knowledge, all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States for the purposes of maintaining such Registered Intellectual Property Rights. To the Company's Knowledge, it is not under notice that any Company Intellectual Property or Company Registered Intellectual Property is infringed or infringing of any third party right. To the Company's Knowledge, there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date with respect to such Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees but excluding the filing of executed documents in connection with the patent application listed in the Company Disclosure Schedule.(the "Patent Application") Except for the Patent Application, for which an assignment from the inventor has not yet been executed or recorded, to the Company's Knowledge, in each case in which the Company has acquired ownership of any Technology or Intellectual Property Right from any person, the Company has obtained an assignment to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek damages with respect to the past or future infringement thereof, to the extent that such a right exists) to the Company. Notwithstanding the foregoing Company undertakes to secure an assignment for the Patent Application such patent prior to Closing, as provided in Section 7.10. The Company has claimed "Small Entity Status" in the Patent Application and to the Company's Knowledge, such claim will remain true and accurate despite the Closing.

              (c) The Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. To the Company's Knowledge, each item of Company Intellectual Property is free and clear of any Security Interests except for non-exclusive licenses granted in the Ordinary Course of Business and the Company is the exclusive owner or exclusive licensee (except for any rights reserved by the licensor) of all Company Intellectual Property. To the Company's Knowledge, all Company Intellectual Property, except with respect to those Intellectual Property Rights which may be personal and non-transferable, will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

              (d) To the Company's Knowledge, to the extent that any Company Technology has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto, either (i) conveying ownership to the Company of such Intellectual Property, except with respect to those Intellectual Property Rights which may be personal and non-transferable, or (ii) granting a license to the Company of such Registered Intellectual Property.

EXECUTION VERSION


              (e) To the Company's Knowledge, with exception of "shrink-wrap" licenses, or other end-user licenses for third-party software technology used in the conduct of Company's business as presently conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties from which the Company has obtained an assignment which to the best of Company's Knowledge is valid.

              (f) To the Company's Knowledge, all employees of the Company have entered into a written agreement with the Company assigning to the Company of all Technology, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with the Company, subject to exceptions as may be specified in such agreements.

              (g) To the Company's Knowledge, the Company has taken reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and to its Knowledge enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the forms attached hereto as Section 5.14(g) of the Company Disclosure Schedule.

              (h) To the Company's Knowledge, no person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

              (i) Except as provided elsewhere in this document, the Company has not to its Knowledge transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other person.

              (j) To the Company's Knowledge, other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on Section 5.14(j) of the Company Disclosure Schedule, Section 5.14(l) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party as of the date of this Agreement. The Company has not received notice that it is in breach in any material respect of nor has the Company received notice that it has failed to perform in any material respect under, any of the foregoing contracts, licenses or agreements and, to the Company's Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

              (k) To the Company's Knowledge, Section 5.14(m) of the Company Disclosure Schedule lists all material contracts, licenses and agreements between the Company and

EXECUTION VERSION


any other person not listed on any other Section of the Company Disclosure Schedule wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

              (l) To the Knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute except as provided elsewhere in this document (other than routine warranty claims) regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

              (m) The Company has not received notice that the operation of the business of the Company as it currently is conducted infringes or misappropriates any Intellectual Property Right of any person, violates any right of any person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

              (n) To the Company's Knowledge, no person is infringing or misappropriating any material Company Intellectual Property.

              (o) The Company has not received notice that any Intellectual Property or product, or service or Technology of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

              (p) To the Company's Knowledge, the Company has the right to use all material Intellectual Property Rights used in the conduct of the business of the Company as it currently is conducted, including, without limitation, the design, development, manufacturing, use, import and sale of products, technology and services (including products, technology or services currently under development).

              (q) To the Company's Knowledge, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will

EXECUTION VERSION


result in (i) either Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses except as provided elsewhere in this document, or (iii) either the Parent's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

              (r) To the Company's Knowledge, there are no royalties, fees, honoraria or other payments payable by the Company to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

         5.15 Tangible Assets. The buildings, equipment, and other tangible assets that the Company owns and leases have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

         5.16 Operation of Service. The Company has operated its business without disruption or interruption between April 1995 and the date of this Agreement (other than routine scheduled maintenance periods and minor unscheduled service interruptions which have not been material individually or in the aggregate).

         5.17 Contracts. Section 5.17 of the Company Disclosure Schedule lists the following written or oral executory contracts, agreements, commitments and other arrangements to which the Company is a party as of the date of this Agreement or by which the Company or any of its assets is bound as of the date of this Agreement:

              (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves aggregate annual payments of more than $10,000;

              (b) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Company;

              (c) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

EXECUTION VERSION


              (d) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $10,000;

              (e) any agreement creating, or concerning the operation of, a partnership or joint venture;

              (f) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $10,000 in the aggregate or under which a Security Interest has been imposed on any of the Company's assets, tangible or intangible;

              (g) any agreement with any Company Shareholder or any of such shareholder's Affiliates (other than the Company) or with any Affiliate of the Company;

              (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees (other than stock option agreements substantially similar to the Company's standard form of stock option agreement);

              (i)  any collective bargaining agreement;

              (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis (other than employment agreements with respect to employees that are terminable at will by the Company without payment of any penalty or severance benefit in excess of $5,000 individually or $25,000 in the aggregate and other than consulting agreements that are terminable on notice of 90 days or less);

              (k) any agreement (other than agreements relating to expenses incurred on behalf of the Company in the Ordinary Course of Business) under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

              (l) any advertising services, e-commerce or other agreement involving the promotion of products and services of third parties by the Company;

              (m) any agreement pursuant to which the Company is obligated to provide maintenance, support or training for its services or products;

              (n) any revenue or profit participation agreement which involves aggregate annual payments of more than $10,000;

EXECUTION VERSION


              (o) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, which is not terminable on not more than 30 days notice (without penalty or premium);

              (p) any agreement of surety, guarantee or indemnification, other than agreements entered in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $50,000;

              (q) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

              (r) any agreement obligating the Company to deliver future product enhancements or containing a "most favored nation" pricing clause;

              (s) any agreement obligating the Company to provide source code to any third party for any Company Intellectual Property;

              (t) any agreement granting an exclusive license to any Company Intellectual Property or granting any exclusive distribution rights;

              (u) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other person;

              (v) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the Ordinary Course of Business); and

              (w) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 or which is expected to continue for more than one (1) year from the date hereof.

The Company has delivered to Parent a correct and complete copy of each written agreement (as amended to date) listed in Section 5.17 of the Company Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.17 of the Company Disclosure Schedule. With respect to each such agreement: (A) the agreement, with respect to the Company and, to the Company's Knowledge, all other parties thereto, is legal, valid, binding, enforceable by each party, and in full force and effect in all respects; (B) neither the Company nor, to the Company's Knowledge, any other party is in breach or default, and to the Company's Knowledge, no event has occurred, which with notice or lapse of time would constitute a

EXECUTION VERSION


breach or default, or permit termination, modification, or acceleration, under the agreement and (C) neither the Company nor, to the Company's Knowledge, any other party has repudiated any provision of the agreement; and (D) the Company does not have any reason to believe that the obligation of the Company thereunder cannot be fulfilled in accordance with its terms and without resulting in a loss to the Company. Following the Effective Time, the Company will be permitted to exercise all of the Company's rights under such agreements to the same extent the Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing amounts or consideration which the Company would otherwise be required to pay.

         5.18 Notes and Accounts Receivable. All notes and accounts receivable of the Company, all of which are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to the Company's Knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

         5.19 Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         5.20 Insurance. The Company has delivered to Parent copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received by the Company); (B) neither the Company nor, to the Company's Knowledge, any other party to the policy is in breach or default under such policy (including with respect to the payment of premiums or the giving of notices), and, to the Company's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) there has been no failure by the Company to give any notice or present any claim under the policy in due and timely fashion. Section 5.20 of the Company Disclosure Schedule describes any self-insurance arrangements presently maintained by the Company.

EXECUTION VERSION



         5.21 Litigation. Section 5.21 of the Company Disclosure Schedule sets forth each instance in which the Company (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
(ii) is or has been since its inception a Party, or, to the Knowledge of the Company, is threatened to be made a Party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of the Company, there are no facts or circumstances which would form the basis of any claim against the Company. No Governmental Body has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company to design, manufacture, offer or sell any of its products or services in the present manner or style thereof.

         5.22 Restrictions on Business Activities. Except as set forth in
Section 5.22 of the Disclosure Schedule, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a Party or which is otherwise binding upon the Company which has the effect of prohibiting or restricting any business or any acquisition of property (tangible or intangible) by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology (including any Company Intellectual Property) or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

         5.23 Product Warranty. To its Knowledge, the technologies or products licensed, sold, leased, and delivered and all services provided by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $10,000.

         5.24 Employees. No executive, key employee, or significant group of employees has advised any executive officer of the Company that he, she or they plan to terminate employment with the Company during the next 12 months. The Company is not a Party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To the Company's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

EXECUTION VERSION



         5.25  Employee Matters and Benefits.

              (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 5.25(a)(i) below (which definition shall apply only to this Section 5.25), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                   (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                   (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto;

                   (iii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement which is in effect and pursuant to which the Company or any employee leasing company with which Company has an arrangement regarding leased employees (a "Leasing Company") has continuing obligations as of the date of this Agreement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or would reasonably be expected to have any liability or obligation;

                   (iv) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                   (v)  "DOL" shall mean the Department of Labor;

                   (vi) "Employee" shall mean any current or former employee, consultant or director of the Company or any Affiliate;

                   (vii) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company, a Leasing Company, or any Affiliate

EXECUTION VERSION


and any Employee which is in effect and pursuant to which the Company has continuing obligations as of the date of this Agreement;

                   (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                   (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                   (x) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                   (xi) "IRS" shall mean the Internal Revenue Service;

                   (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                   (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                   (xiv) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

              (b) Schedule. Section 5.25(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. As of the date of this Agreement, neither the Company nor a Leasing Company has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

              (c) Documents. The Company has provided or made available to
Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual

EXECUTION VERSION


and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory Schedules, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan (ix) all COBRA forms and related notices; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xi) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.


              (d) Employee Plan Compliance. Neither the Company nor a Leasing Company is in default or violation of any Company Employee Plan, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

EXECUTION VERSION


              (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

              (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

              (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by applicable Legal Requirements.

              (h) COBRA etc. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Heath and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

              (i)  Effect of Transaction.

                   (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events contemplated by this Agreement) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                   (ii) Except as set forth on Section 5.25(i) of the Company Disclosure Schedule, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

              (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in

EXECUTION VERSION


each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, reasonably anticipated or to the Company's Knowledge, threatened claims or actions against the Company under any worker's compensation policy or long-term disability policy.

              (k) Labor. No work stoppage or labor strike against the Company is pending, reasonably anticipated, or, to the Knowledge of the Company, threatened. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any Employees. There is no litigation pending, or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

              (l) International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

         5.26 Guaranties. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

         5.27 Environment, Health, and Safety.

              (a) For purposes of this Agreement, the following terms have the following meanings:

              "Environmental, Health, and Safety Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and

EXECUTION VERSION


safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms are defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "Environmental, Health and Safety Laws" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C.
Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

              "Extremely Hazardous Substance" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

              "Hazardous Material" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

              (b) To its Knowledge, the Company (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables applicable to the Company which are contained in the Environmental, Health, and Safety Laws.

              (c) To its Knowledge, the Company has not taken any action that would reasonably be expected to give rise to any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and the Company has not handled or

EXECUTION VERSION


disposed of any Hazardous Materials or Extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that would reasonably be expected to give rise to any material liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

              (d) To its Knowledge, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of the Company.

              (e) To its Knowledge, no Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of the Company in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

         5.28 Certain Business Relationships With the Company. To the Company's Knowledge, no Person holding more that five percent (5.0%) of the Company's issued and outstanding capital stock calculated on a fully-diluted basis, nor any director or officer of the Company, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by the Company.

         5.29 No Adverse Developments. There is no development (exclusive of general economic factors affecting business in general or the Internet sector in particular) or, to the Company's Knowledge, threatened development affecting the Company (or affecting customers, suppliers, employees, and other Persons which have relationships with the Company) that (i) is having or is reasonably likely to have a Material Adverse Effect on the Company, or (ii) would prevent Parent from conducting the business of the Surviving Corporation following the Closing in the manner in which it was conducted by the Company prior to the Closing.

         5.30 Private Placement Memorandum. The factual statements in the private placement memorandum of Company pertaining to its proposed Series E round of preferred stock financing were true and complete in all materials respects as of the date of such private placement memorandum.

         5.31 Dividends. The aggregate amount of dividends declared, accrued, or accumulated with respect to any outstanding security of the Company as of the date of this

EXECUTION VERSION


Agreement is set forth in Section 5.31 of the Company Disclosure Schedule. Company shall not declare any dividend between the date of this Agreement and the Effective Time.

         5.32 Borrowings. Company shall not, between the date of this Agreement and the earlier of the Effective Time or June 1, 2000, borrow or commit to borrow in the aggregate an amount in excess of the Company's outstanding borrowings on the date of this Agreement.

         5.33 Full Disclosure. No representation or warranty in this Section 5 or in any document delivered by the Company or its Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. The Company has delivered to Parent true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Company Disclosure Schedule.

     6. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company that, except as disclosed in the Parent Disclosure Schedule, the statements contained in this Section 6 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6).

         6.1 Organization, Qualification, and Corporate Power. Parent and Sub are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware and the State of Oklahoma, respectively. Parent and Sub are duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Parent. Parent and Sub have full corporate power and authority, and have all necessary licenses and permits, to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

         6.2 Authorization. Parent and Sub have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are parties, and to consummate the Contemplated Transactions and to perform their obligations hereunder and thereunder, and no other proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are parties. This Agreement and the Ancillary Agreements to which they are parties and the Contemplated Transactions have been approved by Parent's and Sub's Board of Directors. The consummation of the Contemplated Transactions does not require the approval or consent of the shareholders of

EXECUTION VERSION


Parent. This Agreement and the Ancillary Agreements to which they are parties constitute the valid and legally binding obligations of Parent and/or Sub, enforceable against Parent and/or Sub in accordance with their respective terms and conditions. Other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma, neither Parent nor Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the Contemplated Transactions.

         6.3  Capitalization.

              (a) As of the date hereof, the authorized capital stock of Parent consists of 120,000,000 shares of Common Stock, of which 5,545,875 shares are issued and outstanding, and 20,000,000 shares of Preferred Stock, of which 1,350,000 shares have been designated Series A Preferred Stock, of which 1,333,333 shares are issued and outstanding, 3,380,000 shares have been designated Series B Preferred Stock, of which 3,248,904 shares are issued and outstanding, 3,650,000 shares of which have been designated Series C Preferred Stock of which 3,591,816 shares are issued and outstanding, 7,500,000 shares have been designated Series D Preferred, of which 7,072,732 shares are issued and outstanding, and 3,000,000 have been designated Series E Preferred of which 2,545,454 shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. Assuming the accuracy and completeness of representations made by the purchasers of such outstanding shares in connection with the issuance of such securities, all such outstanding shares were issued in material compliance with applicable U.S. federal and state securities laws. The Company has reserved (i) of 48,285,810 shares of Common Stock for issuance upon conversion of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock, (ii) 17,504,625 shares of Common Stock for issuance upon exercise of stock options pursuant to the Company's 1998 Stock Option Plan, and (iii) 1,275,676 shares of Common Stock for issuance upon exercise and conversion of warrants for 92,208 shares of Series B Preferred Stock, warrants for 6,396 shares of Series C Preferred Stock, warrants for 243,288 shares of Series D Preferred Stock, and warrants for 250,000 shares of Series E Preferred Stock. As of the date of this Agreement, the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred Stock are convertible into Common Stock on a 1-to-3 basis and have the rights, preferences, privileges and restrictions set forth in the Parent's Restated Certificate of Incorporation. As of the date of this Agreement, the Series E Preferred Stock is convertible into Common Stock on a 1-to-1 basis and has the rights, preferences, privileges and restrictions set forth in the Parent's Restated Certificate of Incorporation. Except as set forth above and except for outstanding options to purchase shares of Common Stock as of the date of this Agreement granted to employees and service providers under the Company's 1998 Stock Plan, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any

EXECUTION VERSION


authorized but unissued shares of capital stock or other securities of the Company. The shares of Parent Series F Preferred Stock to be issued pursuant to
Section 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof in accordance with this Agreement and the Agreement of Merger will be validly issued, fully paid and nonassessable.

              (b) No Other Rights or Agreements. Section 6.3(b) of the Parent Disclosure Schedule lists (i) all of the options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require Parent to issue, sell or otherwise cause to become outstanding any of its capital stock or other agreements or commitments of any character to which Parent is a party relating to the issued or unissued capital stock or other securities of Parent, including, without limitation, any agreement or commitment obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of parent or obligating Parent to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security, right of first refusal, right to receive notification of the transactions contemplated hereby or other similar agreement or commitment with respect to Parent, or obligating Parent to make any payments pursuant to any stock based or stock related plan or award, in each case other than any rights in favor of the Company (the "Stock Rights"),
(ii) the holders of such Stock Rights, or (iii) and the number and class of shares of Parent Capital Stock subject to such Stock Rights. As of the date of this Agreement, there are no outstanding or authorized Stock Rights other than as described above. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Parent. No terms relating to the vesting or exercisability of any Stock Rights or restricted shares of Parent Capital Stock will be affected or accelerated by the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as contemplated by this Agreement, there are no voting trusts, proxies, or other agreements or understandings to which Parent is a party with respect to the voting of the capital stock of Parent. As of the Closing Date, there will be (i) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Parent and (ii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Parent.

         6.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the Contemplated Transactions, will (A) violate any Legal Requirements of any Governmental Body, or court to which Parent or Sub is subject or any provision of their respective charters or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any material agreement, contract, lease, license, instrument, or other arrangement to which Parent or Sub is a party or by which either is bound or to which any of their assets is subject which is required to be filed by the Parent as an exhibit to its Registration Statement on Form S-1 (File No. 333-95833).

EXECUTION VERSION



         6.5 Parent Financial Statements. Section 6.5 of the Parent Disclosure Schedule contains the following financial statements of Parent (collectively the "Financial Statements"): (i) audited balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 1999 (the "Most Recent Fiscal Period End") and December 31, 1998; and (ii) an unaudited balance sheet and statements of income and cash flows as of and for the one month ended January 31, 2000 (the "Most Recent Financial Statements") for Parent. The Financial Statements, (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Parent as of such dates and the results of operations of Parent for such periods except that such financial statements do not contain footnotes which may be required under GAAP; provided, however, that the Most Recent Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments which will not be material individually or in the aggregate. The books of account of Parent reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of Parent required to be reflected therein, except for entries which are not material in value or amount.

         6.6 Patents, Trademarks, etc. To its Knowledge, Parent owns or has the right, or prior to the Closing will own or have the right, to use, free and clear of all liens, charges, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses, processes and rights necessary to its business as now conducted, and, to its knowledge, is not infringing upon or otherwise acting adversely to the right or claimed right of, any person under or with respect to any of the foregoing. Parent has not received any communications alleging that Parent has violated any patent, trademark, service mark, trade name, copyright or trade secret or other proprietary right of any other person or entity. Parent is not bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software licenses and support/maintenance agreements. Parent is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with Parent's employment of such employees.

         6.7 Material Contracts and Commitments. Parent is not in material default under any material mortgage, indenture, contract, agreement, instrument, judgment or decree to which Parent is a party or by which it is bound and the Contemplated Transactions will not result in such default, except for such defaults as shall have been waived prior to the Closing.

EXECUTION VERSION


         6.8 Litigation. Section 6.8 of the Parent Disclosure Schedule sets forth each instance in which Parent (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been since its inception a Party, or, to the Knowledge of Parent, is threatened to be made a Party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of Parent, there are no facts or circumstances which would form the basis of any claim against Parent. No Governmental Body has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products or services in the present manner or style thereof.

         6.9 Brokers' Fees. Parent does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions

         6.10  Intellectual Property.

              (a) Section 6.10(a) of the Parent Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "Parent Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Parent Registered Intellectual Property Rights or Parent Intellectual Property.

              (b) Each item of Parent Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Parent Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Parent Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Parent within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which the Company has acquired ownership of any Technology or Intellectual Property Right from any person, the Parent has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek damages with respect to the past or future infringement thereof) to the Parent. To the maximum extent provided for by, and in

EXECUTION VERSION


accordance with, applicable laws and regulations, the Parent has recorded each such assignment of a Registered Intellectual Property Right assigned to the Parent with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. The Parent has claimed "Small Entity Status" in the patent application and to the Parent's Knowledge, such claim will remain true and accurate despite the Closing.

              (c) The Parent has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. To the Parent's knowledge, each item of Company Intellectual Property is free and clear of any Security Interests except for non-exclusive licenses granted in the Ordinary Course of Business and the Parent is the exclusive owner or exclusive licensee (except for any rights reserved by the licensor) of all Parent Intellectual Property. To the Parent's Knowledge, all Parent Intellectual Property, except with respect to those Intellectual Property Rights which may be personal and non-transferable, will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

              (d) To the Parent's Knowledge, to the extent that any Parent Technology has been developed or created by a third party for the Parent, the Parent has a written agreement with such third party with respect thereto, either (i) conveying ownership to the Parent of such Intellectual Property, except with respect to those Intellectual Property Rights which may be personal and non-transferable, or (ii) granting a license to the Parent of such Registered Intellectual Property.

              (e) To the Parent's Knowledge, with exception of "shrink-wrap" licenses, or other end-user licenses for third-party software technology used in the conduct of Parent's business as presently conducted by the Parent was written and created solely by either (i) employees of the Parent acting within the scope of their employment or (ii) by third parties from which the Parent has obtained an assignment which to the best of Parent's Knowledge is valid.

              (f) To the Parent's Knowledge, all employees of the Parent have entered into a written agreement with the Parent assigning to the Parent of all Technology, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with the Parent, subject to exceptions as may be specified in such agreements.

              (g) To the Parent's Knowledge, the Parent has taken reasonable steps to protect the Parent's rights in confidential information and trade secrets of the Parent or provided by any other person to the Parent. Without limiting the foregoing, the Parent has, and to its knowledge enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the forms attached hereto as Section 6.10(i) of the Parent Disclosure Schedule.

EXECUTION VERSION


              (h) To the Parent's Knowledge, no person who has licensed Technology or Intellectual Property Rights to the Parent has ownership rights or license rights to improvements made by the Parent in such Technology or Intellectual Property Rights.

              (i) Except as provided elsewhere in this document, the Parent has not to its Knowledge transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Parent Intellectual Property, to any other person.

              (j) To the Parent's Knowledge, other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on Section 6.10(l) of the Parent Disclosure Schedule, Section 6.10(l) of the Parent Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party as of the date of this Agreement. The Parent has not received notice that it is in breach in any material respect of nor has the Parent received notice that it has failed to perform in any material respect under, any of the foregoing contracts, licenses or agreements and, to the Parent's Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

              (k) To the Parent's Knowledge, Section 6.10(m) of the Parent Disclosure Schedule lists all material contracts, licenses and agreements between the Parent and any other person not listed on any other Section of the Parent Disclosure Schedule wherein or whereby the Parent has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Parent or such other person of the Intellectual Property Rights of any person other than the Parent.

              (l) To the Knowledge of the Parent, there are no contracts, licenses or agreements between the Parent and any other person with respect to Parent Intellectual Property under which there is any dispute except as provided elsewhere in this document (other than routine warranty claims) regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Parent thereunder.

              (m) The Parent has not received notice that the operation of the business of the Parent as it currently is conducted infringes or misappropriates any Intellectual Property Right of any person, violates any right of any person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction, and the Parent has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Parent infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair

EXECUTION VERSION


competition or trade practices under the laws of any jurisdiction (nor does the Parent have Knowledge of any basis therefor).

              (n) To the Parent's Knowledge, no person is infringing or misappropriating any material Parent Intellectual Property.

              (o) The Parent has not received notice that any Intellectual Property or product, or service or Technology of the Parent is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Parent or may affect the validity, use or enforceability of such Parent Intellectual Property.

              (p) To the Parent's Knowledge, the Parent has the right to use all material Intellectual Property Rights used in the conduct of the business of the Parent as it currently is conducted, including, without limitation, the design, development, manufacturing, use, import and sale of products, technology and services (including products, technology or services currently under development).

              (q) To the Parent's Knowledge, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Parent is a party, will result in (i) either Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses except as provided elsewhere in this document, or (iii) either the Parent's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

              (r) To the Parent's Knowledge, there are no royalties, fees, honoraria or other payments payable by the Parent to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Parent Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

         6.11 Subsidiaries. Parent does not have, and never has had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. Parent has not agreed and is not obligated to make, nor bound by any agreement under which it may become obligated to make, any future investment in or capital contribution to any other entity. Parent has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

EXECUTION VERSION


         6.12  Tax Matters.

              (a) Parent has filed all reports and returns with respect to any Taxes ("Parent Tax Returns") that it was required to file. All Parent Tax Returns were prepared in accordance with all applicable statutes, rules and regulations. To Parent's Knowledge, no Parent Tax Returns are currently the subject of audit or examination nor has Parent been notified of any request for an audit or examination. All Taxes owed by Parent (whether or not shown on any Parent Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Parent Financial Statements. Parent has provided adequate reserves on the Parent Financial Statements for the payment of any taxes accrued but not yet due and payable as of the dates of the Parent Financial Statements. Parent is not currently the beneficiary of any extension of time within which to file any Parent Tax Return, and Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

              (b) There is no dispute, claim or proposed adjustment concerning any Tax liability of Parent either (i) claimed or raised by any authority in writing or (ii) based upon personal contact with any agent of such authority. Parent is not a party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does Parent have any reason to believe that any such notice will be received in the future. The Internal Revenue Service has never audited any federal income tax return of Parent. Parent has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by Parent or any of its Affiliates with respect to any matter relating to Taxes of Parent. There are no tax liens of any kind upon any property or assets of Parent, except for inchoate liens for taxes not yet due and payable.

              (c) Parent has not filed a consent under Sec. 341(f) of the Code concerning collapsible corporations. Parent has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. Parent has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Parent is not a party to any tax allocation or sharing agreement. Parent (i) has not been a member of any Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which Parent) and (ii) has no liability for the taxes of any Person (other than any of Parent) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a

EXECUTION VERSION


transferee or successor, by contract, or otherwise. Parent has not requested or received a ruling from any taxing authority or signed a closing agreement with any taxing authority. To Parent's Knowledge, no claim has ever been made by a taxing authority in a jurisdiction where Parent does not file Tax returns that Parent is or may be subject to taxation by such jurisdiction.

              (d) The unpaid Taxes of Parent (i) did not, as of the close of Parent's most recent taxable year, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of Parent's Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Returns.

         6.13 Tangible Assets. The buildings, equipment, and other tangible assets that Parent owns and leases have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

         6.14 Notes and Accounts Receivable. All notes and accounts receivable of Parent, all of which are reflected properly on the books and records of Parent, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to Parent's Knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Parent's Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent.

         6.15 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Parent.

         6.16 Insurance. Parent has delivered to the Company copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Parent is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received by Parent); (B) neither Parent nor, to Parent's Knowledge, any other party to the policy is in breach or default under such policy (including with respect to the payment of premiums or the giving of notices), and, to Parent's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) there has been no failure by Parent to give any notice or present any claim under the policy in due and timely fashion. Section 6.16 of the Parent Disclosure Schedule describes any self-insurance arrangements presently maintained by Parent.

EXECUTION VERSION


         6.17  Restrictions on Business Activities.  Except as set forth in
Section 6.17 of the Parent Disclosure Schedule, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Parent is a party or which is otherwise binding upon Parent which has the effect of prohibiting or restricting any business or any acquisition of property (tangible or intangible) by Parent. Without limiting the foregoing, Parent has not entered into any agreement under which Parent is restricted from selling, licensing or otherwise distributing any of its technology (including any Company Intellectual Property) or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

         6.18 Product Warranty. To its Knowledge, the technologies or products licensed, sold, leased, and delivered and all services provided by Parent have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Parent has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $10,000.

         6.19 Employees. No executive, key employee, or significant group of employees has advised any executive officer of Parent that he, she or they plan to terminate employment with Parent during the next 12 months. Parent is not a Party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To Parent's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Parent.

         6.20  Employee Matters and Benefits.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 6.20(a)(i) below (which definition shall apply only to this Section 6.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                    (i) "Affiliate" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                    (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto;

EXECUTION VERSION


                    (iii) "Parent Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement which is in effect and pursuant to which Parent has continuing obligations as of the date of this Agreement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Employee, or with respect to which Parent or any Affiliate has or would reasonably be expected to have any liability or obligation;

                    (iv) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                    (v)    "DOL" shall mean the Department of Labor;

                    (vi) "Employee" shall mean any current or former employee, consultant or director of Parent or any Affiliate;

                    (vii) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Parent or any Affiliate and any Employee which is in effect and pursuant to which Parent has continuing obligations as of the date of this Agreement;

                    (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                    (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                    (x) "International Employee Plan" shall mean each Parent Employee Plan that has been adopted or maintained by Parent or any Affiliate, whether informally or formally, or with respect to which Parent or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                    (xi)   "IRS" shall mean the Internal Revenue Service;

                    (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

EXECUTION VERSION


                    (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                    (xiv) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Section 6.20(b) of the Parent Disclosure Schedule contains an accurate and complete list of each Parent Employee Plan and each Employee Agreement. As of the date of this Agreement, Parent does not have any plan or commitment to establish any new Parent Employee Plan or Employee Agreement, to modify any Parent Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Parent Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Parent Employee Plan or Employee Agreement.

               (c)  Documents.  Parent has provided or made available to the
Company: (i) correct and complete copies of all documents embodying each Parent Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan; (iv) if Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter;
(vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all correspondence to or from any governmental agency relating to any Parent Employee Plan (ix) all COBRA forms and related notices; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Parent Employee Plan; (xi) all discrimination tests for each Parent Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Parent Employee Plan.

               (d) Employee Plan Compliance. Parent is not in default or violation of any Parent Employee Plan, and has no Knowledge of any default or violation by any other party to each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Each Parent

EXECUTION VERSION


Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Parent Employee Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Parent or any of its Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of Parent or any Affiliates, threatened by the IRS or DOL with respect to any Parent Employee Plan. Neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

               (e) Pension Plan. Neither Parent nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time has Parent or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. No Parent Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and Parent has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by applicable Legal Requirements.

               (h) COBRA etc. Neither Parent nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Heath and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

EXECUTION VERSION


               (i)  Effect of Transaction.

                    (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events contemplated by this Agreement) constitute an event under any Parent Employee Plan, Employee Agreement, trust or loan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                    (ii) Except as set forth on Section 6.20(i) of the Parent Disclosure Schedule, no payment or benefit which will or may be made by Parent or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

               (j) Employment Matters. Parent: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, reasonably anticipated or to Parent's Knowledge, threatened claims or actions against Parent under any worker's compensation policy or long-term disability policy.

               (k) Labor. No work stoppage or labor strike against Parent is pending, reasonably anticipated, or, to the Knowledge of Parent, threatened. Parent does not have Knowledge of any activities or proceedings of any labor union to organize any Employees. There is no litigation pending, or, to the Knowledge of Parent, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Parent has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Parent.

EXECUTION VERSION


               (l) International Employee Plan. Parent does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

         6.21 Guaranties. Parent is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

         6.22  Environment, Health, and Safety.

               (a) To its Knowledge, Parent (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables applicable to Parent which are contained in the Environmental, Health, and Safety Laws.

               (b) To its Knowledge, Parent has not taken any action that would reasonably be expected to give rise to any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and Parent has not handled or disposed of any Hazardous Materials or Extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that would reasonably be expected to give rise to any material liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

               (c) To its Knowledge, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of Parent.

               (d) To its Knowledge, no Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of Parent in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

EXECUTION VERSION


         6.23 Certain Business Relationships With Parent. To Parent's Knowledge, neither the shareholders of Parent nor any director or officer of Parent, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in
(a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Parent, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by Parent.

         6.24 Federal Securities Filings. The factual statements in Parent's S-1 registration statement were true and correct in all material respects as of the date of its filing with the SEC. All amendments of such S-1 filed between the date of this Agreement and the Effective Date shall be true and correct in all material respects as of the date that any such amendment is filed with the SEC.

         6.25 Undisclosed Liabilities. To its Knowledge, Parent has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for those which individually or in the aggregate (i) are reflected on the Most Recent Balance Sheet or (ii) have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business and which are not material individually or in the aggregate.

         6.26 Full Disclosure. No representation or warranty in this Section 6 or in any document delivered by the Parent or its Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. Parent has delivered to Parent true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Parent Disclosure Schedule.

     7. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Effective Time:

         7.1 General. Each of the Parties will use reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

EXECUTION VERSION


         7.2 Notices and Consents. The Company will give any notices to third parties and will use reasonable efforts to obtain any third party consents that are required in connection with the matters identified in Section 5.4 of the Company Disclosure Schedule or otherwise required in connection with the Merger so as to preserve all material rights of or benefits to the Company. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Bodies in connection with the matters identified in Section 5.4 of the Company Disclosure Schedule or as otherwise required in connection with the Merger.

         7.3 Operation of Business. Each Party will (a) conduct its business only in the Ordinary Course of Business, (b) use reasonable efforts to (i) preserve intact its current business organization, (ii) use reasonable efforts to keep available the services of its current officers, employees, and agents, and (iii) use reasonable efforts to maintain the relations and good will of its suppliers, customers, landlords, creditors, employees, agents, and others with which it has business relationships, (c) confer with the other Party concerning operational matters of a material nature, (d) not hire or engage any new employee or contractor under a contract that is not terminable on notice of 90 days or less, or enter into any binding commitment to do so, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and (e) otherwise report periodically to the other Party concerning the status of the business, operations, and finances of such Party. In addition, except as otherwise expressly permitted or contemplated by this Agreement, the Company will not, without the prior consent of Parent, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in
Section 5.9 is likely to occur. Notwithstanding the foregoing or any other provision of this Agreement, the Company acknowledges and agrees that Parent shall have no obligation to disclose or obtain the consent of the Company with respect to any matter to the extent that any such disclosure or consent would be prohibited by the rules and regulations of the SEC or any other laws, rules, or regulations pertaining to the Parent's contemplated initial public offering. Company further acknowledges and agrees that for purposes of this Agreement, Parent's initial public offering process and Parent's pursuit and consummation of strategic investments, partnerships, and joint ventures shall all be deemed to be in the Ordinary Course of Business of the Parent.

         7.4 Access to Information. Each of the Company and Parent will permit the other Party and its Representatives to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to its business and operations (subject, in the case of Parent, to compliance with applicable securities laws). Neither such access, nor any investigation by any Party and its Representatives, shall in any way diminish or otherwise affect such Party's right to rely on any representation or warranty made by the other Parties hereunder.

EXECUTION VERSION


         7.5 Notice of Developments. Each of the Company and Parent will use reasonable efforts to give prompt written notice to the other Party of any material development causing a breach of any of its own representations and warranties in Section 5 or Section 6 above, as the case may be. No disclosure pursuant to this Section 7.5, however, shall be deemed to amend or supplement the Company Disclosure Schedule, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant. Company shall have right to amend the Company Disclosure Schedule between the date of this Agreement and the Effective Date, provided, however, that Parent shall have the right to terminate this Agreement if any such amendment is material. Parent shall have the right to amend the Parent Disclosure Schedule between the date of this Agreement and the Effective Date, provided, however, that the Company shall have the right to terminate this Agreement if any such amendment is material.

         7.6 Shareholder Approval. As promptly as practicable after the date hereof, the Company shall take all actions necessary in accordance with Oklahoma Corporate Law and its Certificate of Incorporation and bylaws to obtain the consent of its shareholders. The Board of Directors will unanimously recommend approval of the proposal to approve the principal terms of the Merger by the Company Shareholders, and will not withdraw or modify such recommendation or recommend or endorse in any manner any alternative Acquisition Proposal (as defined in Section 7.7). The materials submitted to the Company Shareholders shall include information regarding the Company and Parent, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company regarding the Merger and this Agreement. The Company shall deliver to Parent, as soon as possible and in no event more than five (5) business days after the date of this Agreement, executed Voting Agreements from holders with beneficial ownership of at least seventy percent (70%) of the outstanding shares of Company Common and Series D Preferred Stock, voting as a single class, and thirty percent (30%) of the Series A, B, and C Preferred Stock voting as a single class.

         7.7  No Solicitation.

              (a) From and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 11.1 hereof, the officers and directors of the parties shall not, and, the parties shall instruct their respective legal and financial advisors not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below), from any Person, or engage in any discussion or negotiations relating thereto or enter into any agreement with any Person providing for or contemplating any Acquisition Proposal.

              (b) Each Party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Party or Parties conducted

EXECUTION VERSION


heretofore by such party, or its Representatives with respect to any Acquisition Proposal. Each Party shall notify the other orally and in writing of any Acquisition Proposal and any amendments thereto with respect to such Party or any other transaction, the consummation of which would reasonably be expected to prevent or materially interfere with or materially delay the Merger (including the material terms and conditions of any such Acquisition Proposal and the identity of the Person making it and any subsequent modifications thereto), promptly, but in any event within 48 hours, after receipt by such party. The Parties agree that irreparable damage would occur in the event that the provisions of this Section 7.7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties that each shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 7.7 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such Party may be entitled at law or in equity.

              (c) As used in this Section 7.7, "Acquisition Proposal" shall, with respect to the Company, mean:

                   (i) a bona fide proposal or offer for a merger, consolidation or other business combination involving an acquisition of the Company, any subsidiary of the Company or any material asset of the Company or, any subsidiary of the Company;

                   (ii) a bona fide proposal or offer to acquire all or substantially all of the assets of the Company; or

                   (iii) any proposal to acquire in any manner any of the Company's Capital Stock (other than upon the exercise of options outstanding on the date hereof and listed in Section 5.3(b) of the Company Disclosure Schedule).

              (d) As used in this Section 7.7, "Acquisition Proposal" shall, with respect to Parent, mean a bona fide proposal or offer to acquire by merger, consolidation or other business combination a business entity substantially similar to the Company.

         7.8 Confidentiality. Each of the Parties hereto hereby agrees to keep such information or Knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential, except to the extent that such information is or becomes publicly known or available or is independently acquired or developed. Each of the Parties hereto agrees to keep the terms of the discussions among the Parties hereto, confidential. The Company and its employees and agents, acknowledge and agree not to engage in any transactions in Parent's Common Stock in violation of applicable insider trading laws.

EXECUTION VERSION


         7.9 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under U.S. Treasury Regulation Section 1.1445-2(c)(3).

         7.10 Confidentiality and Assignment Compliance. Company must, prior to Closing, complete the following: i) an audit of the Company's confidentiality and assignment agreements determining that all employees of Company, past and present, are subject to a valid confidentiality and assignment agreements, and
ii) all required assignment agreements needed to assign the filed patent(s)of Company have been executed.

         7.11 Additional Documents and Further Assurances. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other reasonable acts and things as may be necessary or desirable for effecting completely the consummation of the Contemplated Transactions.

     8. Post-Closing Covenants. With respect to the period following the Effective Time:

         8.1 General. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time involving the Company or (B) arising out of Parent's operation of the business of the Surviving Corporation following the Effective Time in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3 Release of Guaranty. Parent shall use its best efforts to obtain a release of the guaranty of the Company with Stillwater National Bank and if such a release is not obtained within thirty (30) days after the Effective Date, Parent shall pay-off said loan, up to a maximum amount of $1,200,000, provided that such payment does not violate any other agreement by which the Company is bound or accelerate any debt or other obligation of the Company.

EXECUTION VERSION


         8.4 Statutory Indemnification. Parent shall not terminate any indemnification obligation owed by Company or the Surviving Corporation to any employee, officer or director thereof in effect under Oklahoma law as of the Effective Date. In addition, Parent (a) hereby assumes and agrees to perform and be liable for such indemnification of each such employee, officer or director of the Company to the same extent if the Parent were the Company or the Surviving Corporation, and (b) shall maintain in effect the Company's director's and officer's liability insurance policy or a policy substantially similar to such policy.

         8.5 Directed Share Program. Parent agrees that it shall use reasonable commercial efforts to allow Scott Klososky and John Frick to direct a portion of the total number of shares offered pursuant to any directed share program undertaken by the Parent in connection with any initial public offering of the Parent's Common Stock (an "IPO"). The Parent shall have sole discretion to determine whether to undertake any directed shares program and the size of any directed share program so undertaken. Scott Klososky and John Frick shall
be entitled to allocate    8% of the aggregate number of shares offered by the
Parent in its directed share program. The inclusion of persons designated by Scott Klososky and John Frick in any directed share program shall be subject to
(i) compliance with federal and state securities laws and the directives of the Securities and Exchange Commission, (ii) compliance by such persons with the rules and regulations of the National Association of Securities Dealers, Inc.,
(iii) the consent of the underwriters of such IPO, and (iv) the allocation of such shares to directors, officers, employees, business associates and related persons of the Company in a manner substantially similar to the allocation by the Parent.

     9.  Conditions to Obligations to Close.

         9.1 Conditions to Parent's and Sub's Obligation to Close. The obligations of Parent and Sub to consummate the transactions to be consummated by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

               (a) Representations and Warranties. The representations and warranties set forth in Section 5 above shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded);

               (b) Covenants. The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

               (c) Consents. The Company shall have procured all of the third party consents specified in Section 5.4 of the Company Disclosure Schedule.

EXECUTION VERSION


               (d) No Actions. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially the right of Parent to control the Company following the Effective Time, or (D) affect materially the right of Parent or the Company to own the Company's assets (including without limitation its Intellectual Property) and to operate the Company's businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused, or would reasonably be expected to cause, any of the effects under clause (A), (B), (C), or (D) of this Section 9.1(d) to occur.

               (e) Certificates. The CEO and the Secretary of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 9.1(a) to 9.1(d) (inclusive) is satisfied in all respects.

               (f) Governmental Authorizations. The Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in Section 5.4 or Section 7.2 above or disclosed in a corresponding section in the Company Disclosure Schedule.

               (g) Employment Agreements. Scott Klososky, Robert Rankin, Tim Carruthers, Paul Emmons, Vaughn Rachal, Stan Chase, and Marshall Presnell ("Key Employees") shall each (i) continue to serve as full-time employees of the Company, (ii) shall have executed and delivered to Parent an amendment and ratification of his existing Employment Agreement with the Company, in form and substance acceptable to Parent, and such Employment Agreements shall be in full force and effect (it being acknowledged and agreed that Robert Rankin's employment shall end effective July 31, 2000), and (iii) have delivered to Parent an amendment to his stock option agreement providing that as of the Effective Time, and notwithstanding the vesting of his stock options prior to such time, his options (A) shall be deemed to be forty percent (40%) vested as of the Effective Date, (B) shall vest thirty percent (30%) on the first anniversary of the Effective Date, and (C) shall vest two and one-half percent (2.5%) per month during the twelve-month period following such anniversary, except as provided in the amended in the Amendment to Employment Agreement and Stock Option Agreement for Robert Rankin."

               (h) Shareholder Certificate. Each Company Shareholder shall have executed and delivered to Parent a Shareholder Certificate in substantially the form attached hereto as Exhibit D.

EXECUTION VERSION


               (i) Legal Opinion. Parent shall have received from Phillips McFall McCaffrey McVay & Murrah, P.C., counsel to the Company, an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Parent, and dated as of the Closing Date.

               (j) Shareholder Vote. This Agreement and the Merger shall have been approved by the shareholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

               (k) No Material Adverse Effect. There shall not have occurred any event having a Material Adverse Effect on the Company since the Most Recent Fiscal Period End.

               (l) Resignation of Directors. Each of the directors of the Company shall have resigned.

               (m) Releases. Each Key Employee shall have executed and delivered a Release in substantially the form attached hereto as Exhibit F.

               (n) Closing Balance Sheet. The Company shall have delivered to Parent a balance sheet of the Company dated as of February 29, 2000 (the "Closing Balance Sheet"), accompanied by a letter executed by the CEO and the Chief Financial Officer of the Company certifying the accuracy of such Closing Balance Sheet in all material respects.

               (o) Due Diligence Investigation. Parent shall have completed its due diligence investigation of the Company to Parent's satisfaction, provided that no information or knowledge obtained in such investigation shall affect or be deemed to modify any representation or warranty of the Company contained herein.

               (p) Market Stand-Off Agreement. All Company Shareholders, officers, directors and 1% shareholders of Parent shall have executed a 180-day market stand- off agreement, in the form requested by the underwriters of the Parent's initial public offering, covering all securities of the Parent received by such Company Shareholders in connection with the Contemplated Transactions. Parent shall use its Best Efforts to ensure that a release by the underwriters of market stand-off agreements operates as a pro-rata release of all person subject to such market stand-off agreements.

               (q) Parent Shareholder Consent. Parent shall have obtained all necessary consents of its shareholders with respect to the Second Amended and Restated Investors Rights Agreement and the Parent's Restated Certificate of Incorporation.

EXECUTION VERSION


               (r) No Dissenters. Holders of more than ten percent (10)% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

         Parent may waive any condition (in whole or in part) specified in this
Section 9.1 if it executes a writing so stating at or prior to the Closing.

         9.2 Conditions to the Company's Obligations. The obligation of the Company to consummated the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

               (a) Representations and Warranties. The representations and warranties set forth in Section 6 above shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).

               (b) Covenants. Parent and Sub shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

               (c) No Actions. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

               (d) Certificate. The CEO or other duly authorized officer of Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 9.2(a) to 9.2(c) (inclusive) is satisfied in all respects.

               (e) Legal Opinion. The Company shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to the Company, and dated as of the Closing Date.

EXECUTION VERSION


               (f)  Second Amended and Restated Investors Rights Agreement.
The Second Amended and Restated Investors Rights Agreement in the form attached hereto in Exhibit C shall have been executed by Parent and the Company Shareholders, and a sufficient number of the existing holders of registration rights with respect to the Parent's securities shall have executed consents permitting the granting of such rights under Parent's Amended and Restated Investors' Rights Agreement dated February 15, 2000 ("Investors' Rights Agreement").

               (g) Restated Certificate of Incorporation. Parent shall have received sufficient consents from its shareholders to file a Restated Certificate of Incorporation in the form of Exhibit H hereto with the Secretary of State of the State of Delaware which authorizes the issuance of the Series F Preferred Stock.

               (h) Vesting. The vesting schedules for the Company Options held by the Key Employees and assumed by the Parent pursuant to the Merger shall have been modified as set forth in Section 9.1(g).

               (i) Exhibit J. Parent shall have executed and delivered that certain promissory note, the form of which is attached to this Agreement as Exhibit J.

          The Company may waive any condition (in whole or in part) specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

     10. Survival of Representations, Warranties and Covenants. Survival of Representations and Warranties. All covenants of the Company, Parent, or Sub contained in this Agreement to be performed prior to the Effective Time, and all representations and warranties of the Company, Parent, or Sub contained in this Agreement or in any instrument delivered by the Company pursuant to this Agreement, shall survive the Merger for a period ending one (1) year from the Effective Time.

     11.  Termination.

          11.1 Termination of the Agreement. The Parties may terminate this Agreement as provided below:

                (a) Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

                (b) Parent or the Company may terminate this Agreement by written notice to the other Parties if: (i) the Closing has not occurred by
(A) June 30, 2000; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

EXECUTION VERSION


(ii) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the Merger, (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal; or (iv) such party reasonably believes that the initial public offering of the Parent will not be completed by June 30 2000.

                (c) Parent or Company may terminate this Agreement by written notice if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body, which would (i) prohibit Parent's or the Company's ownership or operation of all or a portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of Parent or the Company as a result of the Merger;

                (d) Parent may terminate this Agreement by written notice to the Company if neither it nor Sub is in breach of any representation, warranty, covenant or agreement under this Agreement in a manner which would cause the conditions to Closing set forth in Section 9.2(a) or 9.2(b) not to be satisfied, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company which would cause the conditions to Closing set forth in Section 9.1(a) or 9.1(b) not to be satisfied, and such breach has not been cured within twenty
(20) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured; and

                (e) Company may terminate this Agreement by written notice to the Parent if Company is not in breach of any representation, warranty, covenant or agreement under this Agreement in a manner which would cause the conditions to Closing set forth in Section 9.1(a) or 9.1(b) not to be satisfied, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent which would cause the conditions to Closing set forth in Section 9.2(a) or 9.2(b) not to be satisfied, and such breach has not been cured within twenty
(20) calendar days after written notice to the Parent; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured; and

EXECUTION VERSION


         11.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 11.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 11.1, this Agreement shall be of no force or effect, except (i) Section 11.2, Section 11.3 (Fees and Expenses), Section 7.8 (Confidentiality) and
Section 12 (Miscellaneous), will survive the termination of this Agreement, and
(ii) nothing herein shall relieve any Party from liability due to breach by such Party of any of its representations, warranties or covenants set forth in this Agreement.

         11.3  Fees and Expenses.

               (a) General. Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions. In the event the Merger is consummated, the Parent will bear the costs and expenses (including accounting and legal fees and expenses and those of FBR) of the Company incurred in connection with this Agreement and the Contemplated Transactions.

               (b) Company Break-Up Fee. If (i) the Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to the Parent, its recommendation in favor of adoption and approval of this Agreement and approval of the Merger, (ii) the Company enters into an alternative Acquisition Proposal, or (iii) the Company terminates this Agreement for a reason or in a manner other than as specified in Section 11.1 hereof, the Company shall pay to Parent an amount equal to $10 million within one business day after written notice of such event. Notwithstanding the foregoing, no amount shall be due and owing to the Parent from the Company based on the terms of this Section 11.3(b) in the event that the Company fully complies with the provisions of Section 7.6 of this Agreement (Shareholder Approval), but the vote or consent of a sufficient amount of the Company Shareholders necessary to approve this Agreement and the Merger is not obtained by April 1, 2000. Further, Parent shall not be entitled to such break-up fee if the conduct of the Company which is the basis of such break-up fee results from a breach of this Agreement by Parent.

               (c) Parent Break-Up Fee. If (i) the Board of Directors of the Parent shall have withheld, withdrawn or modified in a manner adverse to the Company, its recommendation in favor of adoption and approval of this Agreement and approval of the Merger, (ii) the Parent enters into an alternative Acquisition Proposal, or (iii) Parent terminates this Agreement for a reason or in a manner other than as specified in Section 11.1 hereof, Parent shall pay Company $10 million within one business day of delivery of written notice of such termination. Notwithstanding the foregoing, no amount shall be due and owing to the Company from the Parent based on the terms of this Section 11.3(c), in the event that the Parent is unable to obtain the votes of its stockholders necessary to (i) amend its Restated Certificate of Incorporation to authorize the issuance of the Series F

EXECUTION VERSION


Preferred Stock or (ii) amend its Investors' Rights Agreement to provide for the granting of registration rights to the Company Shareholders. Further, the Company shall not be entitled to such break-up fee if the conduct of Parent which is the basis of such break-up fee results from a breach of this Agreement by the Company.

     12.  Miscellaneous.

          12.1 Press Releases and Public Disclosure. No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its securities (in which case Parent will use its Best Efforts to advise the Company prior to making the disclosure), securities laws or exchange requirements, then Parent shall use its Best Efforts to provide the Company prior notice of such disclosure.

          12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Company Shareholders and their respective successors and permitted assigns.

          12.3 Entire Agreement and Modification. This Agreement (including the exhibits hereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be amended prior to the Effective Time except by a written agreement executed by all Parties and after the Effective Time except by a written agreement signed by Parent.

          12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

          12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          12.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

EXECUTION VERSION


          12.7 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with receipt of transmission confirmation and with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

If to Parent:

     iBEAM Broadcasting Corporation
     645 Almanor Avenue, Suite 100
     Sunnyvale, California  94086
     Attention:  Dan Sroka
     Facsimile:  408-524-0567

Copy to:

     Wilson Sonsini Goodrich & Rosati
     Professional Corporation
     650 Page Mill Rd.
     Palo Alto, CA 94304
     Attention:  Barry Taylor
     Facsimile: 650-845-5000

If to the Company:

     Webcasts.com, Inc.
     4100 Perimeter Center Drive
     Oklahoma City, OK 73112
     Attention:    Scott Klososky
     Facsimile:  (405) 717-4810

EXECUTION VERSION


Copy to:


     Phillips McFall McCaffrey
      McVay & Murrah, P.C.
     Twelfth Floor
     One Leadership Square
     211 North Robinson
     Oklahoma City, OK  73102
     Attention:  Douglas A. Branch, Esq.
     Facsimile:  (405) 235-4562

     and

     Chisholm Private Partners Capital
     211 North Robinson
     Oklahoma City, Oklahoma  73012
     Attention:  John Frick
     Facsimile:  (405) 416-1035

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other Parties pursuant to the provisions above.

          12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          12.9 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the [State of California].
The Parties hereby consent to the jurisdiction of the Courts of the [State of California] and the United States District Court of the [Northern District of California] and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

          12.10 Waivers. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate

EXECUTION VERSION


as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          12.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          12.13 Disclosure Schedules. In the event of any inconsistency between the statements by the Company in the body of this Agreement and those in the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control. In the event of any inconsistency between the statements by Parent or Sub in the body of this Agreement and those in the Parent Disclosure Schedule (other than an exception expressly set forth as such in the Parent Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          12.14 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

EXECUTION VERSION


          12.15 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

          12.16 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.


     Parent:                  iBEAM BROADCASTING CORPORATION

                              By: ______________________________
                              Name: ____________________________
                              Title: ___________________________


     Sub:                     WAC ACQUISITION CORPORATION

                              By: ______________________________
                              Name: ____________________________
                              Title: ___________________________


     Company:                 WEBCASTS.COM, INC.

                              By: ______________________________
                              Name: ____________________________
                              Title: ___________________________




            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit A     Certificate of Merger - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit B     Form of Voting Agreement - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit C     Form of Second Amended and Restated Investors Rights
              Agreement  - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit D     Shareholder Certificate - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit E     Opinion of Company Counsel - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit F     Form of Release - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit G     Opinion of Parent Counsel - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit H     Restated Certificate of Incorporation of Parent
              authorizing Series F Preferred Stock Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit I     Exchange Ratio Calculation - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit J     Promissory Note - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Exhibit K     Revenue Plan - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Company Disclosure Schedule - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

Parent Disclosure Schedule - Attached





            [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]